SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Distribution Agreement

As previously disclosed in the Current Report on Form 8-K filed by Wound Management Technologies, Inc., a Texas corporation (the “Company”) on April 14, 2011, Wound Care Innovations, L.L.C.(“WCI”), a Nevada limited liability company and wholly owned subsidiary of the Company, entered into a distribution agreement (the “Distribution Agreement”) with Juventas, LLC, a Texas limited liability company (“Juventas”). Under the terms of the Distribution Agreement, Juventas serves as WCI’s exclusive North American distributor for WCI’s CellerateRX Powder product, as well as certain future external wound care products sold by WCI in powder form (such exclusivity being subject to certain exceptions set forth in the Distribution Agreement).

On November 23, 2011, WCI and Juventas entered into an amendment to the Distribution Agreement, pursuant to which: (i) the periods to which the Distribution Agreement’s various minimum sales requirements apply were each delayed by twelve months, (ii) rights triggered by a failure to meet such minimum sales requirements were revised, and (iii) certain restrictive covenants contained in the Distribution Agreement were amended.

Note Purchase Agreement

On November 23, 2011, the Company and WCI entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which they issued to Juventas a Convertible Secured Promissory Note in the amount of $500,000 (the “Promissory Note”).  In connection with the Note Purchase Agreement, the Company, WCI, and certain of their affiliates entered into a security agreement with Juventas, pursuant to which the Promissory Note is secured by all inventory of the Company and WCI (together with any proceeds of such inventory). Additionally, certain affiliates of the Company entered into guaranty agreements with Juventas with respect to amounts owed under the Promissory Note.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit.
No.              Description
10.1             Amendment to Distribution Agreement, dated November 23, 2011
10.2             Note Purchase Agreement dated November 23, 2011
10.3             Convertible Secured Promissory Note dated November 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.
Date: November 30, 2011
By: /s/ Scott A. Haire
Scott A. Haire, Chief Executive Officer